EXHIBIT 14.1

NATURALNANO, INC.
CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICER

NaturalNano, Inc. has a Code of Business Conduct and Ethics applicable to all directors and employees of the Company. The President and the senior financial officer, including the CFO and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the President and senior financial officer are subject to the following additional specific policies:

1.
The President and the senior financial officer are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by NaturalNano, Inc. with the SEC. Accordingly, it is the responsibility of the President and the senior financial officer to promptly to bring to the attention of the Board any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Board in fulfilling its responsibilities regarding the Company’s financial reporting and disclosure.

2.
The President and the senior financial officer shall promptly bring to the attention of the Board and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.
The President and the senior financial officer shall promptly bring to the attention of the Chairman of the Board or the Company’s legal counsel and to the Audit Committee any information he or she may have concerning any violation of the Company’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.
The President and the senior financial officer shall promptly bring to the attention of the Chairman of the Board or the Company’s legal counsel and of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the President and the Company’s senior financial officer. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.